Exhibit 99.1

Ark Restaurants Announces Financial Results for the
First Quarter of 2014

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – February 10, 2014 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 28, 2013.

Total revenues for the three-month period ended December 28, 2013 were $32,138,000 versus $31,336,000 for the three months ended December 29, 2012.

Company-wide same store sales increased 1.8% for the three-month period ended December 28, 2013 compared to the same three month period last year. This increase was primarily the result of strong revenues in New York which compared favorably against the negative impact of Hurricane Sandy in the prior year on our business in the Northeast.

The Company’s EBITDA adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended December 28, 2013 was $2,201,000 versus $1,378,000 during the same three-month period last year. Net income for the three-month period ended December 28, 2013 was $563,000, or $0.17 per basic and diluted share, as compared to $8,000, or $0.00 per basic and diluted share for the same three-month period last year.

During the quarter the Company invested an additional $464,000 in the New Meadowlands Racetrack LLC (“NMR”). This investment in addition to the previous investment of $4,200,000 increased the Company’s ownership interest in NMR from 10.6% to 11.6%. The new Meadowlands Racetrack opened for business on November 23, 2013.

As of December 28, 2013 the Company had cash and cash equivalents totaling $7,460,000 and notes payable in the amount of $3,141,000. The notes result from the purchase of 250,000 shares of treasury stock in December 2011 ($974,000 balance at December 28, 2013) and the purchase of membership interests in Ark Hollywood/Tampa Investment, LLC ($2,167,000 balance at December 28, 2013).

Ark Restaurants owns and operates 20 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Five restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.

Consolidated Condensed Statements of Income

For the 13 week periods ended December 28, 2013 and December 29, 2012

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended

	December 28,	December 29,
	2013	2012

TOTAL REVENUES	$32,138	$31,336

COST AND EXPENSES:

Food and beverage cost of sales	7,854	7,749
Payroll expenses	10,478	10,845
Occupancy expenses	4,401	4,535
Other operating costs and expenses	4,207	4,339
General and administrative expenses		2,410
Depreciation and amortization	1,147	1,176

Total costs and expenses	30,937	31,054

OPERATING INCOME	1,201	282

OTHER (INCOME) EXPENSE:

Interest (income) expense, net	12	—
Other income, net	(66)	(79)
Total other income, net	(54)	(79)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,255	361

Provision for income taxes	399	114

CONSOLIDATED NET INCOME	856	247

Net income attributable to non-controlling interests	(293)	(239)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$563	$8

NET INCOME PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$0.17	$0.00
Diluted	$0.17	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,256	3,245
Diluted	3,400	3,322
EBITDA Reconciliation:

Pre tax income	$1,255	$361
Depreciation and amortization	1,147	1,176
Interest	12	—
EBITDA (a)	$2,414	$1,537

EBITDA adjusted for non-cash stock option expense and non-controlling interests:
EBITDA (as defined) (a)	$2,414	$1,537
Non-cash stock option expense	80	80
Net (income) loss attributable to non-controlling interests	(293)	(239)
Continuing Operations EBITDA, as adjusted	$2,201	$1,378

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company’s past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.